UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

BROOKFIELD MORTGAGE OPPORTUNITY INCOME FUND INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Generic Proxy Dialog Design Scripts:

Telephone # 800-690-6903

Generic Greeting:

“Thank you for calling the Automated Proxy Voting Service”

Shareholder Hears:

“You must be calling from a touchtone telephone in order to use this system and already have read the proxy statement and made your voting decisions”

“Press 1 if you are calling from a touch tone phone and have your proxy form in front of you.”

Shareholder presses “1” and hears:

“Lets Begin”

** If shareholder does not press anything, they will hear: “Please call back when you have your proxy form.  Thank you for calling. Goodbye.”

Control number :Shareholder hears:

“Please enter the 12-digit control number, which is labeled as such, or located in the box indicated by the arrow on your Vote Instruction Form, followed by the pound sign.”

Shareholder Enters Control number…

•                  Valid Control Number: (See voting scripts, below)

•                  Control # less than 12 digit: “Sorry, your input was invalid. The control number is 12 digits long. “ Directed to control number script

•                  No response from shareholder: “I have not received your response” Directed to control number script

•                  Invalid: “Sorry, your control number is invalid”

•                  Invalid greater than 3x: “Sorry, since your entry of the control number was invalid, we are not able to process your transaction at this time. You will be able to access the system in 24 hours. We have not recorded a vote. Goodbye.”

•                  Valid control number, but Shareholder has already voted: “A vote has already been recorded for this control number. If you want to change your vote, press “1”, if you do not want to change your vote press “2”. (See voting scripts, below).

•                  Valid control number, but Shareholder has just voted a proxy with the same proposals: “The directors and/or proposals for this control number are the same as your last proxy.  If you would like to vote this control number in the same manner as the prior control number, press 1.  If you would like to vote this control number differently, press 2.

Voting:

“If you would like to vote as the Board recommends press 1, to vote on directors and proposals individually press 2.

Shareholder presses	Shareholder hears:
1	• “Let me confirm. You have elected to vote as the Board recommends.” they are directed to the Vote logged Script.

2	Shareholder goes to Nominee and/or Proposal Voting.

Nominee Vote Script: (vote for individual issues)

“If you wish to vote for all nominees’ press 1. To withhold all nominees, press 2 To withhold specific nominees, press 3.”

Shareholder presses:	Shareholder hears:
1	“Proposal Voting.” Goes to Proposal Voting Script.
2	“Proposal Voting.” Goes to Proposal Voting Script.
3

“To withhold a nominee, enter the 2 digit number that is in front of the name of the nominee you wish to withhold.  If you are finished, enter 00”

After each election, “OK” is heard.

‘00’ goes to Proposal Vote Script.

(Continued and confirmed for each nominee(s))

See Confirm Options below.

Proposal Voting:

Shareholder hears:

“There is/are <nProposals> to vote on. After you cast all your vote(s), you have a chance to review it/them”.

The selections are:

•                  For/Against/Abstain

For/Against/Abstain Script:

We are ready to accept your vote for proposal <n>.”If you are voting for this proposal, press 1. If you are voting against this proposal press 2, If you wish to abstain press 3.”

**Based on the shareholder’s selection, the prompt will confirm their choice.

Completed Proposal Voting:

“You have completed Proposal Voting”

This text will be heard following the final proposal on the ballot.

Confirm Options:

“Let me confirm.”

Nominee Confirmation:

1.              You have voted for all nominees

2.              You have voted to withhold all nominees

3.              You have voted to withhold specific nominees. You have voted to withhold nominee ## (Repeated as necessary)

Proposal Confirmation:

“You have voted For proposal ##.”

“You have voted Against proposal ##.”  “You have voted to Abstain on Proposal ##.”(Repeated as necessary)

Vote Logged	Script:
Vote is sent to mainframe

•                  “If these elections are correct, press 1.  To vote again, press 2. To hear your vote again, press 3.” If shareholder presses 1: “One moment, while I log your ballot.  A vote has been recorded for control number <controlNumber>.”  Shareholder then goes to Vote another Proxy Script.

•                  If shareholder presses 2: they are directed to the Voting Script.

•                  If shareholder presses 3: they are directed to the applicable Confirm Options.

Vote Another Proxy Script:
Shareholder wants to/does not want to vote on another control number.

“If this concludes your business press 1, if you would like to vote for another proxy election press 2.”

•                  If shareholder presses 1: “All of your votes have been recorded by the telephone proxy voting service.  Do not mail in your proxy cards. Keep it as a record of your vote. Thank you for calling. This concludes your transaction.” Goodbye.

•                  If shareholder presses 2:  Shareholder enters control number for next proxy card.  See appropriate proxy voting dialog scripts, above.

Error Messages:

Auto Proxy Unavailable Error:	“We are sorry. The automated Proxy voting system is unavailable at this time. Please try your call again later. We have not recorded the vote. Goodbye”
Meeting Date:	“Sorry, we cannot accept your voting instructions. It is the day of the meeting or the cut off date for voting has passed.
Control number no longer valid:	“Sorry, the control number you entered is no longer valid. Please contact your bank, Broker or Mutual fund to confirm your voter eligibility.”